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                                                                  Exhibit (e)(4)

                                 eMachines, Inc.

                         14350 Myford Road, Building 100

                                Irvine, CA 92606

                                November 12, 2001

EM Holdings, Inc.
7373 Hunt Avenue
Garden Grove, CA 92841

Mr. Lap Shun Hui
C/o EM Holdings, Inc.
7373 Hunt Avenue
Garden Grove, CA 92841

     Re: Amended and Restated Confidentiality Agreement

Ladies and Gentlemen:

In connection with a possible board-approved transaction ("Proposed Transaction") between eMachines, Inc. ("eMachines"), on the one hand, and EM Holdings, Inc. and Mr. Lap Shun Hui (collectively, "Company"), on the other hand, and in order to allow eMachines and Company to evaluate the Proposed Transaction, each of eMachines and Company have delivered and will deliver to the other party hereto certain information about its properties, employees, finances, businesses and operations (such party when disclosing such information being the "Disclosing Party" and when receiving such information being the "Receiving Party"). This letter agreement shall serve as an amendment and restatement of the letter agreement dated November 4, 2001 among the parties hereto, which had been entered into so as to allow the delivery of Proprietary Information by Company to eMachines. All information (i) about the Disclosing Party that the Disclosing Party has designated in writing as Confidential at or prior to delivery of the information to the Receiving Party (eMachines hereby so designating as confidential, all information to be provided by eMachines to Company's debt and equity financing sources and to any firm retained by Company to provide a solvency opinion or analysis) or (ii) about any third party that the Disclosing Party has designated in writing as Confidential at or prior to delivery of that information to the Receiving Party (which information was provided to the Disclosing Party subject to an applicable confidentiality obligation to such third party), furnished by the Disclosing Party or its Representatives (as defined below) to the Receiving Party or its Representatives and regardless of the manner in which it is furnished, is referred to in this letter agreement as "Proprietary Information." Proprietary Information shall not include, however,

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information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this letter agreement; (ii) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Disclosing Party or its Representatives; (iii) becomes available to the Receiving Party on a nonconfidential basis from a person other than the Disclosing Party or its Representatives who is not otherwise bound by a confidentiality agreement with the Disclosing Party or any or its Representatives, or is otherwise not under an obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party; or (iv) was independently developed by the Receiving Party without reference to or use of the Proprietary Information. For purposes of this letter agreement, (i) "Representative" shall mean, as to any person, its directors, officers, employees, agents, stockholders, affiliates, sources of debt or equity financing and advisors (including, without limitation, financial advisors, attorneys and accountants for such person and its sources of debt or equity financing); and (ii) "person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party (i) except as required by law, shall keep all Proprietary Information confidential, shall not disclose or reveal any Proprietary Information to any person other than its Representatives who are actively and directly participating in its evaluation of the Proposed Transaction or who otherwise need to know the Proprietary Information for the purpose of evaluating the Proposed Transaction, subject, however, to any limitation that the Disclosing Party may provide written notice of to the Receiving Party, and shall cause those persons to observe the terms of this letter agreement; and (ii) shall not use Proprietary Information for any purpose other than in connection with its evaluation of the Proposed Transaction or the consummation of the Proposed Transaction. The Receiving Party shall be responsible for any breach of the terms of this letter agreement by it or its Representatives.

In the event that the Receiving Party or any of its Representatives are requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the Receiving Party's securities are listed or quoted) or by legal process to disclose any Proprietary Information or any other information concerning the Disclosing Party or the Proposed Transaction, the Receiving Party shall provide the Disclosing Party with prompt notice of such request or requirement in order to enable the Disclosing Party (i) to seek an appropriate protective order or other remedy, (ii) to consult with the Receiving Party with respect to the Disclosing Party's taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance, in whole or in part, with the terms of this letter agreement, the Receiving Party or its Representative shall use commercially reasonable efforts to disclose only that portion of the Proprietary Information which is legally required to be disclosed and to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment. In the event

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that the Receiving Party or its Representatives shall have complied fully with the provisions of this paragraph, such disclosure may be made by the Receiving Party or its Representatives without any liability hereunder.

For a period commencing with the date of this letter agreement and ending at 12:00 midnight (California time) on November 28, 2001, neither Company nor any of Company's Representatives shall, without the prior written consent of (or the prior adoption of a resolution to such effect by) the board of directors of eMachines (or the advisory committee thereof appointed in connection with the Proposed Transaction):

     (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of eMachines or any subsidiary thereof, or of any successor to or person in control of eMachines, or any assets of eMachines or any subsidiary or division thereof or of any such successor or controlling person;

     (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the Securities and Exchange Commission ("SEC"));

     (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving eMachines or any of its securities or assets (other than the issuing of a press release in response to identifiable false public information (made available to the public by a person other than the Company or its Representatives) which press release is solely intended to correct such false information);

     (d) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with any of the foregoing; or

     (e) otherwise publicly act or seek to control or influence the management, Board of Directors or policies of eMachines in connection with any of the matters discussed in clauses (a) through (d) above.

Notwithstanding any provision of the preceding standstill provisions to the contrary, Company and its affiliates and agents may (a) make any disclosures required by law or regulation, (b) file amendments to Company's Schedule 13D filed with respect to eMachines to the extent Company has been advised by counsel that it is more likely than not that such filing is necessary, (c) continue to negotiate (in a non-public manner) with eMachines, its board of directors (or the advisory committee thereof appointed in connection with the Proposed Transaction), its Representatives and Company's sources of equity and debt financing, for the purpose of enhancing, modifying or consummating a Proposed Transaction, (d) announce extensions and/or modification, termination or expiration of the offer made by Company and modifications in the

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price offered by Company for the stock of eMachines and respond publicly to public announcements relating to the Proposed Transaction made by eMachines and its agents without the prior approval of Company, (e) actively and publicly (through media announcements and other available means) oppose any transaction publicly announced or proposed by eMachines or others (other than Company and its Representatives), or that otherwise becomes publicly known (other than as a result of the actions of Company or its Representatives) as an alternative or definitive measure to the Proposed Transaction, and (f) continue to negotiate (in a non-public manner) with Idealab, TriGem and Korea Data Systems (and their respective trustees, agents, affiliates and pledgees) for the purposes of (i) entering into and/or amending and/or performing the support agreements entered or to be entered into between Company and each of these parties in connection with the Proposed Transaction (which support agreements, if executed, shall be similar to the support agreement entered into between Company and Idealab on October 30, 2001, a true and correct copy of which agreement has been provided to eMachines (the "Idealab Agreement"), it being understood and agreed by Company and eMachines that deviations in any material respect of the provisions relating to superior proposals and approval by the board of directors of eMachines shall cause any such support agreements to not be similar to the Idealab Agreement) and (ii) negotiating with Idealab, TriGem and Korea Data Systems (and their respective agents, affiliates and pledgees) with respect to the terms and conditions of a definitive agreement between eMachines and Company.

Company agrees that neither it nor its Representatives will at any time from the date of this letter agreement until the two-year anniversary of such date, directly or indirectly, solicit for employment any employee of eMachines who is identified by you as a result of your evaluation or otherwise in connection with the Proposed Transaction.

To the extent that any Proprietary Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Proprietary Information provided by a party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under the joint defense doctrine. Nothing in this letter agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

In the event that the Disclosing Party, in its sole discretion, so requests or the Proposed Transaction is not consummated by the Receiving Party, the Receiving Party shall, upon the Disclosing Party's written request, promptly deliver to the Disclosing Party all Proprietary Information, and, at the Receiving Party's election, return, delete or destroy (provided that any

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such destruction shall be certified by a duly authorized Representative of the
Receiving Party) all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in the Receiving Party's possession or in the possession of any Representative of the Receiving Party.

Subject to the terms and conditions of a definitive agreement regarding the Proposed Transaction and without prejudice thereto, each party hereto acknowledges that neither it nor its Representatives nor any of the officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the completeness of the Proprietary Information. The Receiving Party shall not be entitled to rely on the completeness of any Proprietary Information, but shall be entitled to rely solely on such representations and warranties regarding the completeness of the Proprietary Information as may be made to it in any definitive agreement relating to the Proposed Transaction, subject to the terms and conditions of such agreement.

Until a definitive agreement regarding the Proposed Transaction has been executed by the parties hereto, neither party hereto shall be under any legal obligation or have any liability to the other party of any nature whatsoever with respect to the Proposed Transaction by virtue of this letter agreement or otherwise (other than with respect to the confidentiality and other matters set forth herein).

Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

Without prejudice to the rights and remedies otherwise available to either party hereto, each party hereto shall be entitled to equitable relief by way of injunction or otherwise if the other party or any of its Representatives breach or threaten to breach any of the provisions of this letter agreement.

It is further understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

This letter agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of California law. Each party hereby consents to the institution and resolution of any action or proceeding of any kind or nature with respect to or

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arising out of this letter agreement brought by any party hereto in the federal or state courts located within the State of California.

This letter agreement contains the entire agreement between the parties hereto concerning confidentiality of their respective Proprietary Information, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party.

This letter agreement has no effect on the roles, responsibilities, rights or duties of Lap Shun Hui as a director of eMachines, including, without limitation, his confidentiality obligations and fiduciary duties to Company.

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Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                        EMACHINES, INC.

                                        By:/s/ Adam Andersen
                                           -------------------------------------

                                        Name:  Adam Andersen
                                        Title: Senior Vice President and
                                               Chief Operating Officer
ACCEPTED AND AGREED as of
the date first written above:

EM HOLDINGS, INC.


By: /s/ Lap Shun Hui
   ------------------------------------

Name:  Lap Shun Hui
Title: President and Chief Executive Officer

 /s/ Lap Shun Hui
---------------------------------------
Lap Shun Hui